Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is made as of July 24, 2018 (“Effective Date”) by and among Sacks Parente Golf Company, LLC, a Delaware corporation (“Sacks Parente”), and Parcks Designs, LLC, a California limited liability company (“PD”).

WHEREAS, PD entered into that certain Agreement dated March 20, 2018 with Nippon Xport Ventures, Inc. (“NXV”) regarding the formation and operation of Sacks Parente Golf Company (the “Sacks Parente Agreement”);

WHEREAS, PD is the owner of the “Ultra Low Balance Point” utility patents listed on Exhibit A attached hereto (the “ULBP Patent”); and

WHEREAS, pursuant to the Sacks Parente Agreement, PD agreed to license the ULBP Patent to Sacks Parente, and to execute an agreement effectuating same;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1)	DEFINITIONS.

a)	“Intellectual Property” means all patent rights, utility models, design rights, rights to inventions, copyrights, moral rights, trade secrets, know-how, and rights in confidential information including designs, concepts, compilations of information, methods, techniques, procedures, processes, (whether or not patentable) and all other intellectual property rights, registered or unregistered or applied for, and including without limitation re-examinations, extensions, renewals, and reissues thereof, and any rights of registration, application, prosecution, maintenance, and rights to claim priority from such rights, and all similar or equivalent rights or forms of protection which exist or will exist now or in the future throughout the world, and including rights of enforcement.

b)	“Licensed Property” means the ULBP Patent, and any reissues, reexaminations, extensions, renewals, patents of importation, utility models, divisional applications, continuation applications and continuation-in-part applications thereof as well as any other Intellectual Property relating to the ULBP Patent, and PD Subsequent Intellectual Property (as defined herein).

c)	“PD Subsequent Intellectual Property” means all Intellectual Property relating to the ULBP Patent, or research, development, manufacture or commercialization thereof, that is created, developed, conceived of, first reduced to practice or otherwise made by or on behalf of PD after the Effective Date of this License Agreement.

d)	“Sacks Parente Subsequent Intellectual Property” means all Intellectual Property relating to the ULBP Patent, or research, development, manufacture or commercialization thereof, that is created, developed, conceived of, first reduced to practice or otherwise made by or on behalf of Sacks Parente after the Effective Date of this License Agreement.

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2)	BLOODLINE CONSENT.

Sacks Parente acknowledges that PD has previously licensed the ULBP Patent to Bloodline Golf LLC on an exclusive basis (the “Bloodline License”). PD represents and warrants that it has amended the Bloodline Agreement with Bloodline to enable PD to enter into this License Agreement and to grant to Sacks Parente the licensed rights specified herein.

3)	LICENSE GRANT.

a)	Licensed Rights. PD hereby grants to Sacks Parente a perpetual, irrevocable, worldwide, royalty-free license to the Licensed Property, to research, develop, improve, produce, manufacture, have manufactured, market, promote, offer to sell, sell, use, import, distribute and commercialize products and services covered by the Licensed Property and otherwise exploit the Licensed Property; provided, however, that the Licensed Property may not used to (i) design, market and sell any golf putter that are meant to securely stand in the address or ball striking position (i.e., Sacks Parente may use the Licensed Property to design, manufacture, market and sell products showcasing the ultra-low balance point attributes only) and/or (ii) produce any golf putter what will sell for less than $200 wholesale price or $300 in manufacturer’s suggested retail price.

b)	Exclusive Rights. Except with respect to the Bloodline License, in all other respects the license granted herein to Sacks Parente is exclusive. PD shall not utilize, sell, or license to any third party, the Licensed Property, without the prior written consent of Sacks Parente.

c)	No Sublicensing. Notwithstanding the exclusivity of the this license, Sacks Parente shall not sublicense the Licensed Property without PD’s prior written consent.

d)	Marking. Sacks Parente shall mark all goods covered by the ULBP Patent with all applicable proprietary legends (e.g., patent pending, patent numbers) as required to ensure the enforceability of the ULBP Patent under all applicable laws.

4)	ASSIGNABILITY. In the event of a sale to a third party of all or substantially all of the stock or assets of Sacks Parente, Sacks Parente shall have the right to assign this License Agreement to the third party purchaser. The parties agree to negotiate and agree in good faith to the amount of the royalty to be applied.

5)	RIGHT TO CONFER. Sacks Parente agrees to discuss with PD in good faith the cost of development, prototyping, patent, manufacture, lifecycle testing, performance testing, robot testing, player testing, marketing and sale of any Sacks Parente product incorporating the Licensed Property; provided however, that Sacks Parente shall have exclusive right and authority of final decision on all such matters.

6)	OWNERSHIP. PD reserves all rights of ownership in and to the Licensed Property. Sacks Parente shall own all right, title, and interest in and to any Sacks Parente Subsequent Intellectual Property and shall have the right to apply for, register, or otherwise preserve its intellectual property rights therein.

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7)	REPRESENTATIONS AND WARRANTIES.

PD represents and warrants to Sacks Parente that: PD exclusively owns all right, title, and interest in and to the Licensed Property; except for the Bloodline License, PD has not granted, and will not grant, any licenses or other rights to the Licensed Property to any third party; the Licensed Property is free of any liens, encumbrances, security interests, and restrictions on transfer; to PD’s knowledge, the Licensed Property and the rights licensed herein do not infringe the intellectual property rights of any third party; there are no legal actions, investigations, claims, or proceedings pending or threatened relating to the Licensed Property; and PD has all company power and authority to enter into and deliver this License Agreement.

8)	FURTHER ASSURANCES / ACTS:

a)	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this License Agreement and the consummation of the transactions contemplated hereby.

b)	Protecting Licensed Property. Without limiting subsection a) above, PD further agrees to take all actions necessary to maintain, renew, extend, and/or restore the ULBP Patent, to defend any the ULBP Patent from challenges or revocation actions; and to defend and enforce the Licensed Property from any claims of infringement. For purposes of this Section, each party shall promptly notify the other party in writing if it becomes aware of any infringement or misappropriation of, or claim of infringement by, the Licensed Property.

c)	Sacks Parente’s Rights to Enforce. If PD elects not to, or fails to, take any actions required by this Section, PD shall notify Sacks Parente in writing at least sixty (60) days prior to the last date any action would be required to prevent any abandonment of the ULBP Patent or to comply with any deadlines in the action, and shall assign to Sacks Parente the exclusive right to take any actions necessary to defend, enforce, maintain or prosecute the Licensed Property. In such case, Sacks Parente shall have the sole right and discretion to select counsel and to conduct and control any action or litigation (including settlement thereof), and shall be entitled to solely retain any recoveries, awards or sums resulting therefrom. Upon Sacks Parente’s request in any such action, PD shall provide, at no expense to PD, reasonable cooperation to Sacks Parente, including joining as a party to the extent necessary to maintain the action (such as through standing).

9)	INDEMNIFICATION

a)	By PD. PD shall defend, indemnify, and hold harmless Sacks Parente, and Sacks Parente’s officers, directors, shareholders, employees, agents, successors, and assigns (the “Sacks Parente Parties”), from and against all losses, liabilities, and costs including, without limitation, reasonable attorneys’ fees, expenses, penalties, judgments, claims and demands of every kind and character (collectively, “Losses”), that the Sacks Parente Parties, or any of them, may incur, suffer, or be required to pay arising out of or relating to: (i) the breach of any of PD’s representations or warranties made herein; (ii) any claims that the Licensed Property or its use as contemplated and authorized by this License Agreement infringes upon or otherwise violates the intellectual property rights of any third party; (iii) Bloodline’s use of the Licensed Property; or (iv) PD’s failure to perform its obligations under this License Agreement.

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b)	By Sacks Parente. Sacks Parente shall defend, indemnify, and hold harmless PD, and PD’s officers, directors, shareholders, employees, agents, successors, and assigns (the “PD Parties”), from and against all Losses that the PD Parties, or any of them, may incur, suffer, or be required to pay arising out of or relating to: (i) any claims that ANY Sacks Parente product infringes upon or violates the intellectual property rights of any third party, but only to the extent that such claims do not arise from or relate to the Licensed Property or any of PD’s indemnification obligations under this License Agreement.

10)	INJUNCTIVE RELIEF. A breach of this License Agreement may result in irreparable harm to Sacks Parente and a remedy at law for any such breach will be inadequate. In recognition thereof, Sacks Parente will be entitled to injunctive and other equitable relief to prevent any breach or the threat of any breach of this License Agreement by PD without showing or proving actual damages.

11)	TERM & TERMINATION.

a)	Term. This License Agreement shall commence upon the Effective Date and continue in full force and effect unless and until terminated pursuant to this Section.

b)	Termination. PD shall have the right to terminate this License Agreement if: (i) Sacks Parente is in material breach of this License Agreement, which breach has not been cured within sixty (60) days following written notice from PD; (ii) Sacks Parente is dissolved and wound down prior to economic break even as determined by the parties in good faith; or (iii) Sacks Parente is dissolved by the Board of Directors for ceasing to actively pursue the putter and related golf business under the Sacks Parente brand for a period exceeding six (6) continuous months.

c)	Rights in Bankruptcy. The license granted herein is, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, a license of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. PD agrees that Sacks Parente, as exclusive licensee of certain rights under this License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. PD further agrees that, in the event of the commencement of a bankruptcy proceeding by or against PD under the U.S. Bankruptcy Code or other applicable laws governing PD, Sacks Parente shall have the right to retain any and all rights licensed to it hereunder, to the maximum extent permitted by law, and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Sacks Parente’s possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding, unless PD (or its bankruptcy trustee) elects to assume this License Agreement and continue to perform all of its obligations hereunder.

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d)	Effect of Termination. In the event of termination of this License Agreement, Sacks Parente’s rights to the Licensed Property shall immediately terminate, and Sacks Parente shall immediately discontinue use of the Licensed Property; provided however, that Sacks Parente shall have the right to sell off any existing inventory incorporating the Licensed Property for a period of six (6) months after receipt of written notice of termination.

12)	GENERAL PROVISIONS

a)	Successors and Assigns. This License Agreement may be assigned only on the conditions set forth herein. Any assignment, transfer, or conveyance made in violation of this License Agreement shall be void ab initio. The terms and conditions of this License Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

b)	Governing Law. This License Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule. Any legal suit, action or proceeding arising out of or based upon this License Agreement or the transactions contemplated hereby may be instituted in the federal and state courts located in the County of Ventura, State of California, if the party bringing the action is PD, and in the County of San Diego, State of California, if the party bringing the action is Sacks Parente, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this License Agreement or the transactions contemplated hereby.

c)	Counterparts; Facsimile. This License Agreement may be executed and delivered by facsimile, email or other electronic means and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d)	Notices. All notices and other communications given or made pursuant to this License Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section.

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e)	Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this License Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties hereto shall pay its own costs and expenses that such party incurs with respect to the negotiation, execution, delivery and performance of this License Agreement and the transactions contemplated hereunder.

f)	Amendments and Waivers. Any term of this License Agreement may be amended, terminated or waived only with the written consent of all of the parties hereto. Any amendment or waiver effected in accordance with this Section shall be binding upon each of the parties and their successors and permitted assigns.

g)	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

h)	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this License Agreement, upon any breach or default of any other party under this License Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this License Agreement, or any waiver on the part of any party of any provisions or conditions of this License Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this License Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

i)	Confidentiality. It is contemplated that that parties hereto will exchange certain confidential information of each other in connection with the transactions contemplated by this License Agreement. Each party hereto agrees that, except with the prior written permission of the party disclosing such confidential information, it shall at all times hold in confidence and trust and not use or disclose any confidential information of the disclosing party provided to or learned by such party in connection with its rights under this License Agreement. Notwithstanding the foregoing, each party may disclose any confidential information of the disclosing party provided to or learned by such party in connection with such rights to the minimum extent necessary (a) in connection with the transactions contemplated by this License Agreement; (b) as required by any court or other governmental body, provided that such party provides the disclosing party with prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise to prevent or restrict such disclosure; (c) to legal counsel of such party; (d) in connection with the enforcement of this License Agreement or rights under this License Agreement; or (e) to comply with applicable law. The provisions of this Section shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

j)	Survivability. Notwithstanding any provision herein to the contrary, the rights and obligations of the parties set forth in Sections 6, 7, 9, 10, 11.d) and 12.a), as well as any rights or obligations otherwise accrued hereunder, shall survive the termination of this License Agreement.

k)	Entire Agreement. This License Agreement (including any attachments hereto and Sacks Parente Agreement), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first written above.

PD:

Parcks Designs, LLC

By:

Name:

Title:

Address for Notices:	2514 San Marcos Avenue

San Diego, CA 92104

Sacks Parente:

Sacks Parente Golf Company, LLC

By:

Name:

Title:

Address for Notices:

2629 Townsgate Road, Suite 235

Westlake Village, CA 91361

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EXHIBIT A

ULBP PATENTS

US Patent No. 8,608,586 (Expiration 2032)

Australia Patent No. 2012/301755

Canada Patent No. 2,846,882

China Patent App No. 2012/80042114.1

European Patent App. No 128287695

Japan Patent No. 2014-528632

Korea Patent No. 2014-7008689

South Africa Patent No. 2014/02273

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